Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 22, 2013	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR SIX AND THREE MONTHS ENDED JUNE 30, 2013

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported a six month earnings increase of 13.6%. Net income totaled $3.4 million for the six months ended June 30, 2013, compared to $3.0 million for the six months ended June 30, 2012.

The earnings of $3.4 million for the six months ended June 30, 2013, represent $1.19 earnings per basic and diluted share. For the first six months of 2013, the return on average assets (ROA) was 0.98% and the return on equity (ROE) was 9.58%. At June 30, 2013, the Bancorp’s assets totaled $697.0 million.

For the three months ended June 30, 2013, the Bancorp’s earnings increased by 5.4%. Net income totaled $1.7 million, compared to $1.6 million for the three months ended June 30, 2012. The earnings for the current three months represent $0.60 per basic and diluted share. For the three months ended June 30, 2013, the ROA was 0.99% and the ROE was 9.65%.

“With income up 13.6% for the first six months of the year, the Bank continues to show superior results as our operating strategy focuses on keeping an eye on operating costs and working through asset quality issues remaining from the last business cycle,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“The market continues to reward the Bancorp for its strong performance as the price per share of the NorthWest Indiana Bancorp stock has risen 26% since the beginning of the year,” Bochnowski said.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $11.6 million for the six months ended June 30, 2013, compared to $11.8 million for the six months ended June 30, 2012, a decrease of $223 thousand or 1.9%. The Bancorp’s net interest margin on a tax adjusted basis was 3.77% for the six months ended June 30, 2013, compared to 3.99% for the six months ended June 30, 2012. For the three months ended June 30, 2013, net interest income totaled $5.8 million, compared to $5.9 million for the three months ended June 30, 2012, a decrease of $170 thousand or 2.9%. During the six and three months ended June 30, 2013, the Bancorp’s net interest income and net interest margin continue to be negatively impacted by lower long-term interest rates, however, these measures are being positively impacted by the Federal Reserve’s sustained action in maintaining a low short-term interest rate environment.

Noninterest Income

Noninterest income from banking activities totaled $2.8 million, for the six months ended June 30, 2013, compared to $3.0 million for the six months ended June 30, 2012, a decrease of $173 thousand or 5.7%. The noninterest income decrease for the six month period is primarily a result of lower income from the sale of loans and securities, and loan related fees. During the first six months of 2013, the Bancorp’s income from wealth management operations increased by 7.9% compared to the same period for 2012. For the three months ended June 30, 2013, noninterest income totaled $1.5 million, compared to $1.4 million for the three months ended June 30, 2012, an increase of $61 thousand or 4.3%. The noninterest income increase for the three month period is primarily as a result of increased income from the sale of securities, wealth management operations, and product related fees.

Noninterest Expense

Noninterest expense related to operating activities totaled $9.6 million for the six months ended June 30, 2013, compared to $9.9 million for the six months ended June 30, 2012, a decrease of $304 thousand or 3.1%. The noninterest expense decrease for the six month period is primarily a result of lower occupancy, data processing and legal costs. For the three months ended June 30, 2013, noninterest expense totaled $4.8 million, compared to $4.7 million for the three months ended June 30, 2012, an increase of $123 thousand or 2.6%. The increase in noninterest expense for the three month period is related to benefit accruals tied to the Bancorp’s increased profitability, and costs associated with marketing initiatives.

Funding

At June 30, 2013, core deposits totaled $411.8 million, an increase of $17.0 million or 4.3%, compared to December 31, 2012. Core deposits include checking, savings, and money market accounts and represented 71.8% of the Bancorp’s total deposits at June 30, 2013. The increase in core deposits is a result of customer preferences for liquid investments in the current low interest rate environment. During the first six months of 2013, certificate of deposit balances decreased by 6.2%, as management allowed higher cost deposits to mature while relying on lower cost core deposits. In addition, at June 30, 2013, borrowings and repurchase agreements totaled $52.8 million, an increase of $3.3 million or 6.6%, compared to December 31, 2012.

Lending

The Bancorp’s loan portfolio totaled $434.1 million at June 30, 2013, a decrease of $2.8 million or 0.7%, compared to December 31, 2012. The decrease in loans is related to strong commercial prepayment activity. Residential mortgage loans, commercial real estate loans, government loans and consumer related loans increased by $13.1 million in the aggregate during the first six months of 2013, while commercial business and construction & development loans decreased by $15.9 million in the aggregate. During the six months ended June 30, 2013, $9.5 million of newly originated fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $184.8 million at March 31, 2013, compared to $187.5 million at December 31, 2012, a decrease of $2.7 million or 1.4%. The securities portfolio represents 28.0% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $42.8 million at June 30, 2013, compared to $33.8 million at December 31, 2012, an increase of $9.0 million or 26.7%. The increase is related to deposit growth during the first six months of 2013.

Asset Quality

At June 30, 2013, non-performing loans totaled $11.7 million, compared to $11.5 million at December 31, 2012. The current level of non-performing loans is concentrated with one $4.3 million commercial real estate participation loan. The Bancorp’s ratio of non-performing assets to total assets was 1.89% at June 30, 2013, compared to 1.84% at December 31, 2012. The Bancorp’s ratio of non-performing loans to total loans was 2.70% at June 30, 2013, compared to 2.63% at December 31, 2012. The increase in non-performing loans for the first six months of 2013 is primarily the result of the addition of residential real estate loans. During July 2013, the previously mentioned $4.3 million participation loan was paid-off without a loss. Adjusting the Bancorp’s asset quality ratios had the participation pay-off occurred as of June 30, 2013, the non-performing assets to total assets ratio would decrease to 1.28% and the non-performing loans to total loans ratio would decrease to 1.72%. Both such ratios, as adjusted for the participation pay-off, are non-GAAP measures. A reconciliation of the non-GAAP asset quality measures to their most comparable GAAP measures are provided at the end of this press release.

For the six months ended June 30, 2013, loan loss provisions totaled $230 thousand, while $1.1 million in provisions were recorded for the six months ended June 30, 2012. For the three months ended June 30, 2013, loan loss provisions totaled $95 thousand, while $550 thousand in provisions were recorded for the three months ended June 30, 2012. The 2013 loan loss provisions were primarily related to the current credit risk in the commercial real estate portfolio and 2013 loan originations. Loan charge-offs, net of recoveries, totaled $887 thousand for the six months ended June 30, 2013, compared to $1.0 million for the six months ended June 30, 2012. At June 30, 2013, the allowance for loan losses totaled $7.8 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.79% at June 30, 2013, compared to 1.93% at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 66.25% at June 30, 2013, compared to 73.34% at December 31, 2012. Adjusting the June 30, 2013 coverage ratio for the subsequent pay-off of the $4.3 million non-performing participation loan, the ratio would increase to 104.95%. The coverage ratio, as adjusted for the participation pay-off, is a non-GAAP measure. A reconciliation of the non-GAAP asset quality measures to their most comparable GAAP measures are provided at the end of this press release.

“Although loan payoffs outpaced loan originations during the first six months, asset quality continued to improve, resulting in lower provisions for loan losses. Asset quality improvement continued during July as the Bank was paid in full on a non-performing $4.3 participation loan. If that pay off had occurred at the end of June, the Bank’s ratio of nonperforming assets to total assets would have fallen to 1.29%,” Bochnowski noted.

Capital Adequacy

At June 30, 2013, shareholders’ equity stood at $65.6 million or 9.4% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2013 were 15.3% for total capital to risk-weighted assets, 14.0% for tier 1 capital to risk-weighted assets and 9.6% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $23.05 per share at June 30, 2013.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including the level of demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that these non-GAAP measures are helpful to investors to better understand the Bancorp’s asset quality trend at the date of this filing. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached table at the end of this press release for a reconciliation of the non-GAAP asset quality ratios identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Return on equity	9.65%	9.91%	9.58%	9.16%
Return on assets	0.99%	0.97%	0.98%	0.90%
Basic earnings per share	$0.60	$0.57	$1.19	$1.05
Diluted earnings per share	$0.60	$0.57	$1.19	$1.05
Yield on loans	4.48%	4.92%	4.49%	4.95%
Yield on security investments	2.60%	2.88%	2.61%	2.93%
Total yield on earning assets	3.84%	4.17%	3.85%	4.20%
Cost of deposits	0.20%	0.31%	0.21%	0.32%
Cost of borrowings	1.14%	1.33%	1.20%	1.36%
Total cost of funds	0.29%	0.41%	0.29%	0.43%
Net interest margin - tax equivalent	3.76%	3.97%	3.77%	3.99%
Noninterest income / average assets	0.86%	0.85%	0.83%	0.91%
Noninterest expense / average assets	2.81%	2.81%	2.80%	3.00%
Net noninterest margin / average assets	-1.95%	-1.96%	-1.97%	-2.09%
Efficiency ratio	66.55%	63.90%	66.74%	67.01%
Effective tax rate	26.77%	23.15%	26.02%	21.98%
Dividend declared per common share	$0.22	$0.19	$0.41	$0.34

	June 30,
	2013	December 31,
	(Unaudited)	2012
Net worth / total assets	9.41%	9.78%
Book value per share	$23.05	$23.83
Non-performing assets to total assets	1.89%	1.84%
Non-performing loans to total loans	2.70%	2.63%
Allowance for loan losses to non-performing loans	66.25%	73.34%
Allowance for loan losses to loans outstanding	1.79%	1.93%
Foreclosed real estate to total assets	0.06%	0.06%

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Interest income:
Loans	$4,955	$5,161	$9,961	$10,270
Securities & short-term investments	1,252	1,393	2,509	2,783
Total interest income	6,207	6,554	12,470	13,053
Interest expense:
Deposits	283	410	586	854
Borrowings	154	204	313	405
Total interest expense	437	614	899	1,259
Net interest income	5,770	5,940	11,571	11,794
Provision for loan losses	95	550	230	1,075
Net interest income after provision for loan losses	5,675	5,390	11,341	10,719
Noninterest income:
Fees and service charges	625	610	1,216	1,248
Wealth management operations	330	314	697	646
Gain on sale of securities, net	316	251	444	617
Gain on sale of loans held-for-sale, net	139	272	298	347
Increase in cash value of bank owned life insurance	88	97	175	194
Loss on foreclosed real estate, net	(18)	(120)	(1)	(84)
Other-than-temporary credit impairment of debt securities	-	(6)	-	(6)
Noncredit portion of other-than-temporary impairment of debt securities recognized in other comprehensive income	-	-	-	-
Other	4	5	18	58
Total noninterest income	1,484	1,423	2,847	3,020
Noninterest expense:
Compensation and benefits	2,628	2,507	5,270	5,132
Occupancy and equipment	741	763	1,523	1,582
Data processing	232	277	472	548
Marketing	159	83	267	158
Federal deposit insurance premiums	131	147	253	291
Other	937	928	1,838	2,216
Total noninterest expense	4,828	4,705	9,623	9,927
Income before income taxes	2,331	2,108	4,565	3,812
Income tax expenses	624	488	1,188	838
Net income	$1,707	$1,620	$3,377	$2,974

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data

(Dollars in thousands)	June 30,
	2013	December 31,	Change	Mix
	(Unaudited)	2012	%	%
Total assets	$697,010	$691,845	0.7%
Cash & cash equivalents	42,766	33,751	26.7%
Securities - available for sale	184,791	187,475	-1.4%

Loans receivable:
Construction and land development	15,808	23,984	-34.1%	3.6%
1-4 first liens	139,582	135,143	3.3%	32.2%
Multifamily	32,696	31,669	3.2%	7.5%
Commercial real estate	150,945	148,156	1.9%	34.8%
Commercial business	61,583	69,329	-11.2%	14.2%
1-4 Junior Liens	1,360	1,587	-14.3%	0.3%
HELOC	15,465	15,249	1.4%	3.6%
Lot loans	2,764	2,648	4.4%	0.6%
Consumer	267	347	-23.1%	0.1%
Government and other	13,670	8,869	54.1%	3.1%
Total loans	434,140	436,981	-0.7%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	72,182	75,228	-4.0%	12.6%
Interest bearing checking	112,369	117,839	-4.6%	19.6%
Savings	82,717	77,650	6.5%	14.4%
MMDA	144,497	124,031	16.5%	25.2%
Total core deposits	411,765	394,748	4.3%	71.8%
Certificates of deposit	160,963	171,661	-6.2%	28.2%
Total deposits	572,728	566,409	1.1%	100.0%

Borrowings	52,766	49,505	6.6%
Stockholder's equity	65,564	67,651	-3.1%

Asset Quality	June 30,
(Dollars in thousands)	2013	December 31,	Change
	(Unaudited)	2012	%
Nonaccruing loans	$11,716	$11,253	4.1%
Accruing loans delinquent more than 90 days	4	229	-98.3%
Securities in non-accrual	1,057	823	28.4%
Foreclosed real estate	415	425	-2.4%
Total nonperforming assets	13,192	12,730	3.6%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,459	2,001	-27.1%
ALL general allowances for loan portfolio	6,305	6,420	-1.8%
Total ALL	7,764	8,421	-7.8%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	5,145	4,846	6.2%
Nonaccruing troubled debt restructurings, compliant (2)	944	546	72.9%
Accruing troubled debt restructurings	8,722	9,735	-10.4%
Total troubled debt restructurings	14,811	15,127	-2.1%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

Capital Adequacy	At June 30,
	2013
	Actual Ratio	Required to be
	(Unaudited)	well capitalized

Total capital to risk-weighted assets	15.3%	10.0%
Tier 1 capital to risk-weighted assets	14.0%	6.0%
Tier 1 capital to adjusted average assets	9.6%	5.0%

Reconciliation of GAAP and prospective, non-GAAP measures

			Pro-forma
	June 30,		June 30,
	2013	Adjustment for	2013
	GAAP	participation sale	Non-GAAP
Non-performing assets	13,192	(4,322)	8,870
Total assets	697,010	(4,322)	692,688
Non-performing assets to total assets	1.89%		1.28%

Non-performing loans	11,720	(4,322)	7,398
Total loans	434,140	(4,322)	429,818
Non-performing loans to total loans	2.70%		1.72%

Allowance for loan losses	7,764		7,764
Non-performing loans	11,720	(4,322)	7,398
Allowance for loan losses to non-performing loans	66.25%		104.95%